Exhibit 10.30
Superior Well Services, Inc. Non-Employee Director Compensation Summary
Each non-employee director receives the following compensation:
•	an annual cash retainer fee of $30,000;

•	a meeting fee of $1,500 for each Board meeting attended in person and $1000 for each Board or committee meeting held telephonically;

•	an additional annual retainer of $10,000 for the chairman of the Audit Committee; and

•	is eligible to receive awards under the Company’s 2005 Stock Incentive Plan, including stock awards in lieu of annual retainers and meeting fees.